Exhibit 99.1

Avalanche Biotechnologies, Inc. Reports Second Quarter 2014 Financial Results

MENLO PARK, Calif., September 11, 2014 – Avalanche Biotechnologies, Inc. (Nasdaq: AAVL), a clinical-stage biotechnology company focused on discovering and developing novel gene therapies to transform the lives of patients with sight-threatening ophthalmic diseases, today reported financial results and operational highlights for the quarter ended June 30, 2014.

“Avalanche has made significant accomplishments, both financially and operationally, in the first half of this year,” said Thomas W. Chalberg, Jr., Ph.D., Chief Executive Officer of Avalanche. “With the successful completion of our recent initial public offering (IPO), we have strengthened our balance sheet, which will allow us to advance the clinical development of AVA-101 for the treatment of patients with wet age-related macular degeneration and continue to build our pipeline of proprietary and partnered programs.”

Recent Business Highlights

•	Avalanche raised net proceeds of approximately $106.3 million in its IPO, selling 6,900,000 shares of its common stock, including the full exercise of the underwriters’ over-allotment option. On July 31, 2014, Avalanche’s shares began trading on the NASDAQ Global Market under the symbol “AAVL”.

•	Concurrent with the completion of the IPO, Avalanche completed a $10.0 million private placement of common stock to Regeneron Pharmaceuticals, Inc. (Regeneron), a collaboration partner of Avalanche.

•	Avalanche strengthened its management team with the appointment of Samuel B. Barone, M.D. as Chief Medical Officer in June 2014 and the appointment of Linda C. Bain as Chief Financial Officer in April 2014.

•	In May 2014, Avalanche entered into a collaboration agreement with Regeneron that covers novel gene therapy vectors and proprietary molecules discovered jointly by Avalanche and Regeneron.

•	In April 2014, Avalanche completed a $55 million Series B preferred stock financing, which included a syndicate of leading healthcare investors and many first-time investors in Avalanche.

Second Quarter 2014 Financial Results

•	Cash as of June 30, 2014 was $52.4 million, compared to $0.6 million as of December 31, 2013.

•	Revenues, consisting primarily of revenue from collaborative research, was $0.1 million for the quarter ended June 30, 2014, compared to $0.2 million for the quarter ended June 30, 2013.

•	Research and development (R&D) expenses were $3.1 million for the quarter ended June 30, 2014, compared to $0.7 million for the quarter ended June 30, 2013.

•	General and administrative (G&A) expenses were $1.5 million for the quarter ended June 30, 2014, compared to $0.2 million for the quarter ended June 30, 2013.

•	Net loss attributable to common stockholders was $8.3 million for the quarter ended June 30, 2014, compared to a net loss of $0.7 million for the quarter ended June 30, 2013.

About Avalanche Biotechnologies, Inc.

Avalanche is a clinical-stage biotechnology company focused on discovering and developing novel gene therapies to transform the lives of patients with sight-threatening ophthalmic diseases. Avalanche’s lead product, AVA-101, is currently under development in a Phase 2a trial for wet AMD. Avalanche’s Ocular BioFactory(TM) platform technology is a proprietary adeno-associated virus (AAV)-based gene therapy discovery and development technology optimized for ophthalmology that utilizes a directed evolution approach to generate novel drug candidates. For more information please visit www.avalanchebiotech.com.

Cautionary Note on Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avalanche’s expectations regarding sufficiency of existing cash to fund operations for projected periods of time, timing of release of additional data for its product candidates, timing of initiation of additional studies for its product candidates, plans regarding ongoing studies for existing programs and potential benefits of its products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of our regulatory filings and other matters that could affect sufficiency of existing cash, cash equivalents and short-term investments to fund operations and the availability or commercial potential of our drug candidates. Avalanche undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Avalanche’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Securities and Exchange Commission on September 11, 2014, and its subsequent periodic reports filed with the Securities and Exchange Commission.

AVALANCHE BIOETECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$52,428	$564
Accounts receivable	8	8
Other current assets	468	250

Total current assets	52,904	822
Property and equipment, net	509	69
Deposits and other assets	1,376	194

Total assets	$54,789	$1,085

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$3,178	$1,162
Current portion of deferred revenue	813	—

Total current liabilities	3,991	1,162

Deferred revenue, less current portion	7,052	—
Convertible preferred stock warrant liability	561	91
Other liabilities	147	50

Total liabilities	11,751	1,303

Series A convertible preferred stock	7,222	7,992

Series B convertible preferred stock	52,321	—

Stockholders’ deficit	(16,505)	(8,210)

Total liabilities and stockholders’ deficit	$54,789	$1,085

AVALANCHE BIOETECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Collaboration and license revenue	$135	$—	$165	$—
Government grant revenue	—	150	—	450

Total revenue	135	150	165	450

Operating expenses:
Research and development	3,094	661	4,004	862
General and administrative	1,494	194	2,220	335

Total operating expenses	4,588	855	6,224	1,197

Operating loss	(4,453)	(705)	(6,059)	(747)

Other expense, net	(641)	(16)	(698)	(23)

Net loss	(5,094)	(721)	(6,757)	(770)

Deemed dividend	(3,230)	—	(3,230)	—

Net loss attributable to common stockholders	$(8,324)	$(721)	$(9,987)	$(770)

Net loss per share attributable to common stockholders, basic and diluted	$(2.27)	$(0.20)	$(2.72)	$(0.21)

Weighted-average common shares outstanding, basic and diluted	3,672,885	3,672,885	3,672,885	3,672,885

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Contacts:

Investor Contact:

Chris Erdman

MacDougall Biomedical Communications

(781) 235-3060

cerdman@macbiocom.com

Media Contact:

Kathy Vincent

(310) 403-8951

kathy@kathyvincent.com